UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  January 2, 2024

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, FL 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock	$0.01 par value	BLMN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On January 2, 2024, Bloomin’ Brands (the “Company”) entered into a cooperating Agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates (collectively, “Starboard”).

Pursuant to the Agreement, the Company agreed, among other things, to appoint Dave George, former Chief Operating Officer of Darden Restaurants, Inc., and Jon Sagal, Partner at Starboard Value LP, to the Company’s board of directors (the “Board”), effective as of January 2, 2024. The Agreement also provides that the Company will nominate Mr. George and Mr. Sagal for re-election at the 2024 annual meeting of stockholders, in each case for a term expiring at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”). In addition, pursuant to the Agreement, the Company has formed an Operating Committee of the Board (the “Operating Committee”). Mr. George has been appointed to serve as Chair of the Operating Committee. Mr. Sagal and current directors R. Michael Mohan and John J. Mahoney have been appointed as members of the Operating Committee.

The Agreement provides Starboard customary rights to designate a replacement director that is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board in the event Mr. Sagal or Mr. George cease to serve as directors under certain circumstances as specified in the Agreement.

The Company’s appointment and nomination obligations described above fall away if Starboard ceases to hold at least the lesser of 3% of the then-outstanding shares of the Company’s common stock and 2,610,619 shares of the Company common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”). Additionally, pursuant to the terms of the Agreement, Mr. Sagal delivered to the Company an irrevocable resignation letter pursuant to which he will resign from the Board and all applicable committees and subcommittees thereof effective automatically and immediately if Starboard ceases to hold the Minimum Ownership Threshold.

Pursuant to the Agreement, Starboard has agreed to abide by certain customary standstill restrictions, voting commitments, and other provisions, including a mutual non-disparagement provision that remain in effect during the Standstill Period (as described below).

The Standstill Period is generally defined as beginning January 2, 2024 and continuing until the earlier of (i) the date that is 15 business days prior to the notice deadline for stockholder nominations of director candidates for election to the Board at the Company’s 2025 Annual Meeting and (ii) the date that is 100 days prior to the first anniversary of the 2024 Annual Meeting. The Agreement will terminate upon the expiry of the Standstill Period.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in Item 1.01 is incorporated herein by reference.

Pursuant to the Agreement, on January 2, 2024, Mr. George and Mr. Sagal were appointed to the Board. Mr. George has been appointed as Chair of the Operating Committee and as a member of the Compensation Committee. Mr. Sagal has been appointed as a member of the Operating Committee and the Nominating and Corporate Governance Committee. The Board has determined that Mr. George and Mr. Sagal satisfy the definition of “independent director” under the Nasdaq listing standards and regulations of the U.S. Securities Exchange Act of 1934, as amended.

As non-employee directors, Mr. George and Mr. Sagal will be entitled to receive the standard cash and equity compensation for non-employee directors, as follows:

•$95,000 annual retainer for service on the Board; and
•annual award of restricted stock units of the Company with a fair market value equal to $155,000.

The cash and equity compensation described above will be pro-rated based on the date Mr. George and Mr. Sagal are appointed to the Board. The award of restricted stock units described above will vest on the date of the first annual meeting of stockholders following the grant date. Mr. George and Mr. Sagal are also entitled to receive reimbursement of their reasonable travel expenses incurred in connection with their attendance at Board and committee meetings.

The Company intends to enter into its standard indemnification agreement with each of Mr. George and Mr. Sagal, the form of which was filed as an exhibit to the Company’s registration statement on Form S-1 filed on April 6, 2012, as amended (Registration No. 333-180615).

Item 8.01 Other Events

On January 2, 2024, the Company issued a press release announcing the Company’s entry into the Agreement, the appointment of Mr. George and Mr. Sagal to the Board, and the formation of the Operating Committee. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Agreement, dated as of January 2, 2024, by and among Bloomin’ Brands, Inc, Starboard Value LP and other parties set forth on this signature pages thereto
99.1	Press Release of Bloomin’ Brands, Inc. dated January 2, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	January 2, 2024	By:	/s/ Kelly Lefferts
Kelly Lefferts
Executive Vice President and Chief Legal Officer